UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

TIER REIT, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

TIER REIT, INC.

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	10:00 a.m. local time on Wednesday, June 18, 2014
PLACE:	Westin Galleria Dallas 13340 Dallas Parkway Dallas, Texas 75240
ITEMS OF BUSINESS:
(1) To elect five individuals to serve on the board of directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualify;
(2) To hold a non-binding, advisory vote on the compensation of our named executive officers; and
(3) To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

RECORD DATE:	You can vote if you are a stockholder of record as of the record date, the close of business on March 24, 2014.
ANNUAL REPORT:	Our 2013 Annual Report, which is not a part of the proxy soliciting material, is enclosed.
IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:	The proxy statement, including a form of proxy, and our 2013 Annual Report are available online at www.tierreit.com/proxy.
PROXY VOTING:
Your vote is very important. We encourage you to read this proxy statement and submit your proxy as soon as possible, whether or not you plan to attend the annual meeting. You may submit your proxy for the annual meeting by completing, signing, dating and returning the proxy card sent to you in the pre-addressed, postage-paid envelope provided with this proxy statement or by using the telephone or Internet. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card.

By Order of the Board of Directors,

/s/ Telisa Webb Schelin
Telisa Webb Schelin
Senior Vice President – Legal, General Counsel & Secretary

i

PROPOSAL NUMBER TWO – NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	27

CERTAIN TRANSACTIONS	28
Policies and Procedures with Respect to Related Party Transactions	28
Related Party Transactions	28

ADDITIONAL INFORMATION	29
Householding	29
Stockholder Proposals for 2015 Annual Meeting	29

ii

TIER REIT, INC.
17300 Dallas Parkway, Suite 1010

Dallas, Texas 75248
____________________
Proxy Statement
_____________________
2014 Annual Meeting of Stockholders
To Be Held Wednesday, June 18, 2014
_______________________________
We are providing these proxy materials in connection with the solicitation by TIER REIT, Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”), of proxies for use at the 2014 Annual Meeting of Stockholders to be held on Wednesday, June 18, 2013, at 10:00 a.m. local time at the Westin Galleria Dallas, located at 13340 Dallas Parkway, Dallas, Texas 75240, and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of 2014 Annual Meeting of Stockholders.
This proxy statement, the proxy card and voting instructions are first being mailed or given to stockholders on or about April 7, 2014.
Annual Report
Our Annual Report for the year ended December 31, 2013 is being mailed together with this proxy statement to each of our stockholders of record as of the close of business on March 24, 2014. Our Annual Report on Form 10-K may be accessed online through the website maintained for us at www.tierreit.com or through the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. In addition, you may request a copy of our Annual Report on Form 10-K by writing us at the following address: 17300 Dallas Parkway, Suite 1010, Dallas, Texas 75248, or by calling us at the following telephone number: (972) 931‑4300.
Stockholders Entitled to Vote
Holders of our common stock and the Company’s Series A participating, voting, convertible preferred stock, referred to herein as the “Series A Preferred Stock,” at the close of business on the record date are entitled to receive this notice and to vote their shares at the annual meeting. As of the record date, there were 300,065,251 shares of our common stock and 10,000 shares of Series A Preferred Stock outstanding. Each share of outstanding common stock and Series A Preferred Stock is entitled to one vote on each matter properly brought before the annual meeting. There is no cumulative voting.

HOW TO VOTE IF YOU ARE A STOCKHOLDER OF RECORD
Your vote is important. You can save us the expense of a second mailing by voting promptly.
Simply mark your proxy card, date and sign it, and return it in the pre-addressed, postage-paid envelope provided with this proxy statement. Voting by proxy will not limit your right to vote at the annual meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, however, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.
All proxies that have been properly authorized and not revoked will be voted at the annual meeting. If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted: (1) FOR the election of each of the five nominees named herein; and (2) FOR the approval of the compensation of our named executive officers. With respect to any other business that may properly come before the stockholders for a vote at the annual meeting, your shares will be voted in the discretion of the holders of the proxy.
Quorum Requirement and Required Vote
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock and Series A Preferred Stock entitled to vote at the annual meeting is necessary to constitute a quorum. A stockholder may withhold his or her vote in the election of directors or abstain with respect to any other item submitted for stockholder approval. Withheld votes and abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum but will not otherwise impact the outcome of the vote.
Directors are elected by a majority of the votes cast unless the election is contested in which case the directors are elected by a plurality of the votes cast. A majority of votes cast means that the number of shares voted “FOR” a director exceeds the number of votes cast “AGAINST” the director. The affirmative vote of a majority of the votes cast at the meeting at which a quorum is present is required to approve the compensation of our named executive officers.
Proxy Voting By Telephone or Internet
Stockholders of record who live in the United States may authorize proxies by following the “Vote by Phone” instructions on their proxy cards. Stockholders of record with Internet access may also submit proxies by following the “Vote by Internet” instructions on their proxy cards. The telephone and Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded.
Please refer to the proxy card enclosed for instructions. If you choose not to authorize a proxy by telephone or Internet, please complete, sign and return the enclosed proxy card in the pre-addressed, postage-paid envelope provided with this proxy statement.
Revocation of Proxies
You can revoke your proxy at any time before it is voted by:

•	providing written notice of your revocation to the Company’s corporate secretary;

•	signing and submitting a new proxy card with a later date;

•	authorizing a new proxy by telephone or Internet (your latest telephone or Internet proxy is counted); or

•	attending and voting your shares in person at the annual meeting, provided that attending the annual meeting will not revoke your proxy unless you specifically so request.
Information Regarding Tabulation of the Vote
Boston Financial Data Services will tabulate all votes cast at the annual meeting and will act as the inspector of election at the annual meeting.

Proxy Solicitation
We will bear the entire cost of soliciting proxies, including the cost associated with preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional solicitation material that we may provide to stockholders. We have engaged Boston Financial Data Services to assist with the solicitation of proxies and expect to pay Boston Financial an aggregate fee of up to approximately $85,000 for these services. Further, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock. Our officers and employees may also solicit proxies, but they will not be paid additional compensation for doing so.
Interest of Certain Persons in Matters to Be Acted On
Except as described below, no director, executive officer or person who has served as director or executive officer at any time since January 1, 2013, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, through security holdings or otherwise, in any matter to be acted upon at the annual meeting. As part of the Self-Management Transaction (defined below) completed in August 2012, Behringer Harvard REIT I Services Holdings, LLC (“Services Holdings”) has the right to designate two nominees to serve as directors of the Company, so long as certain conditions described in the Master Modification Agreement, dated August 31, 2012, are satisfied. These nominees must be reasonably acceptable to the nominating committee. As described herein, Services Holdings has designated Messrs. Aisner and Mattox as nominees to serve on our board.
Other Matters
We are not aware of any other matter to be presented at the annual meeting. Generally, no business aside from the items discussed in this proxy statement may be transacted at the annual meeting. If other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you.
Generally, any stockholder seeking to make a nomination or bring other business before the annual meeting must provide, among other things, written notice to our corporate secretary not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, any stockholder desiring to nominate a person for election to the board or to bring other business before the annual meeting was required to provide us with notice not earlier than December 6, 2013, and not later than January 4, 2014. We did not receive notice of any proposals during this time period.

PROPOSAL ONE – ELECTION OF DIRECTORS
The board of directors currently consists of five members, three of whom (Charles G. Dannis, Steven W. Partridge and G. Ronald Witten) have been determined by the board of directors to be “independent” under the independence standards of the New York Stock Exchange (the “NYSE”). The board of directors has proposed the following nominees for election as directors: Charles G. Dannis, Robert S. Aisner, M. Jason Mattox, Steven W. Partridge and G. Ronald Witten. The nominating committee recommended, and the board approved, these five individuals to serve as members of the board on March 4, 2014. Each nominee currently serves as a director and, if reelected as a director, will continue in office until his successor has been elected and qualified or until his earlier death, resignation or retirement. The persons named on the enclosed proxy card intend to vote the proxy for the election of each of the five nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.
We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.
The following provides information for each nominee, about the nominee’s principal occupation and business, as well as the specific experience, qualifications, attributes and skills that led to the conclusion by the board that the nominee should serve as a director of the Company.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES DESCRIBED BELOW TO BE ELECTED AS DIRECTORS.
Charles G. Dannis, 64, has been our non-executive chairman of the board since February 2013 and has served as an independent director since January 2003. Mr. Dannis has over 35 years of experience in the commercial real estate industry, having been a commercial real estate appraiser and consultant since 1972. Mr. Dannis co-founded the firm Crosson Dannis, Inc., a real estate appraisal and consulting firm, in 1977, and has been employed by the firm since that time. He is past treasurer and member of the board of the National Council of Real Estate Investment Fiduciaries and past chairman of its valuation committee. He has been an active member of the Pension Real Estate Association, American Real Estate Society and Urban Land Institute. Since 1988, Mr. Dannis has been an adjunct professor/lecturer in Real Estate and Urban Land Economics at the Cox School of Business at Southern Methodist University in both the undergraduate and graduate schools; he also is an award-winning teacher for the Mortgage Bankers Association of America’s School of Mortgage Banking. He is a member of the Appraisal Institute. Mr. Dannis received a bachelor of business administration degree from Southern Methodist University.
The board believes Mr. Dannis’ professional experience, along with his experience as an educator, uniquely qualifies him for service on our board and the role of non-executive chairman of the board.
Robert S. Aisner, 67, has been a director since June 2003 and served as our chief executive officer and president until February 2013. Mr. Aisner also serves as the chief executive officer and president of our former advisor, BHT Advisors, LLC (“BHT Advisors”), and our property manager, HPT Management Services, LLC (“HPT Management”). Mr. Aisner is the chief executive officer and president of Behringer Harvard Holdings, LLC (“BHH”), the parent company of the Behringer organization, and currently serves in an executive capacity for each of the Behringer-sponsored programs.
Mr. Aisner has over 30 years of commercial real estate experience involving acquiring, managing and disposing of various types of commercial real estate properties located in the United States and abroad. From 1996 until joining the Behringer organization in 2003, Mr. Aisner served as executive vice president of AMLI Residential Properties Trust, formerly a NYSE-listed REIT focused on the development, acquisition and management of upscale apartment communities, which served as advisor and asset manager for institutional investors with respect to their multifamily real estate investment activities, and served in various other executive officer positions for several AMLI-affiliated companies. Mr. Aisner also served on AMLI’s executive committee and investment committee. From 1994 to 1996, Mr. Aisner owned and operated Regents Management, Inc. which had both a multifamily development and construction group and a general commercial property management group. From 1984 to 1994, Mr. Aisner served as vice president of HRW Resources, Inc., a real estate development and management company. Mr. Aisner received a bachelor of arts degree from Colby College and a masters of business administration degree from the University of New Hampshire.
Our board believes that Mr. Aisner is qualified to serve as one of our directors for a variety of reasons, including his over 30 years of commercial real estate experience, which the board believes provides both the necessary depth and breadth of experience. Mr. Aisner, along with Mr. Mattox, was designated by Services Holdings to serve on our board of directors.
M. Jason Mattox, 38, has been a director since February 2013. Mr. Mattox is executive vice president and chief operating officer of BHH. He has served as an executive officer and principal of BHH since its inception and holds similar positions within Behringer-sponsored companies. Mr. Mattox served as vice president of Harvard Property Trust, Inc. from 1997 to 2002, where he was a member of its investment committee and served as an asset manager for commercial office assets, industry association liaison, marketing project manager, and an acquisitions officer during his tenure. From 1999 to 2001, Mr. Mattox served as vice president of Sun Resorts International, Inc., a recreational property investment company affiliated with Harvard Property Trust, Inc. Mr. Mattox received a bachelor of business administration degree, with honors, and a bachelor of science degree, cum laude, from Southern Methodist University in Dallas, Texas.
Our board believes that Mr. Mattox’s varied positions and experience with Behringer-sponsored companies make him well suited to serve on our board. Mr. Mattox, along with Mr. Aisner, was designated by Services Holdings to serve on our board of directors.
Steven W. Partridge, 56, has served as an independent director since October 2003. Mr. Partridge has over 25 years of commercial real estate and related accounting experience. Since June 2013, Mr. Partridge has served as chief financial officer of Tricom Real Estate Group. From 2011 to May 2013, he performed consulting services for various commercial real estate companies. From October 1997 to January 2011, Mr. Partridge served as chief financial officer and senior vice president of Coyote Management, LP, a real estate limited partnership that owns, manages and leases regional shopping malls. From December 1983 to September 1997, Mr. Partridge served as a director of accounting and finance, asset manager, and then vice president of asset management with Lend Lease Real Estate Investments, a commercial real estate investment company, and its predecessor, Equitable Real Estate Investment Management. Mr. Partridge has been licensed as a certified public accountant for over 25 years and during that time has been a member of American Institute of CPAs, Texas Society of CPAs, International Council of Shopping Centers and the CCIM Institute with a certified commercial investment member designation. Mr. Partridge received a bachelor of accountancy degree, cum laude, and a master of accountancy degree from the University of Mississippi.
Through his experience as a licensed certified public accountant, the board believes that Mr. Partridge provides valuable insight and advice as an independent director and a member of our audit committee, particularly in the area of financial risk exposures, the financial reporting process and our system of internal control.
G. Ronald Witten, 63, has served as an independent director since April 2004. Mr. Witten has over 35 years of experience in the commercial real estate industry. Since January 2001, Mr. Witten has served as president of Witten Advisors, LLC, a market advisory firm providing ongoing market advisory services to apartment developers, investors and lenders nationwide to identify the location and timing of future development and acquisition opportunities in major markets. Mr. Witten began his career in 1973 at M/PF Research, Inc., a national leader in apartment market data and market analysis, and served as its president from 1978 to 2000. Mr. Witten has been an active member of the Urban Land Institute, where he served as chairman of both the Multi-Family Silver Council and the Multi-Family Gold Council, and the National Multi Housing Council and its research advisory group. Mr. Witten received a bachelor of business administration degree from Texas Tech University and has completed graduate classes in statistics and economics at Southern Methodist University.
The board believes that Mr. Witten’s knowledge of, and experience with, market analysis makes him well‑suited to serve on our board.

GOVERNANCE AND BOARD MATTERS
Independence
Our charter requires a majority of the members of our board of directors to qualify as “independent.” Our charter defines an “independent director” as a director who satisfies the independence requirements under the rules and regulations of the NYSE as in effect from time to time. To qualify under the NYSE independence standards, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.
Consistent with the NYSE independence standards, our board has reviewed all relevant transactions or relationships between each director, or any of his family members, and the Company, our management team and our independent registered public accounting firm. The board has concluded that each of Charles G. Dannis, Steven W. Partridge and G. Ronald Witten, a majority of the members of our board and each a member of our audit committee, compensation committee and nominating committee, is “independent” under the independence standards of the NYSE.
Board Leadership Structure and Risk Oversight
We have a bifurcated chairman of board and executive leadership arrangement. Mr. Dannis serves as our non-executive chairman of the board, and Mr. Fordham is our president. We do not presently have a chief executive officer. Our board believes that having separate persons serving in the roles of chairman of the board and president enables Mr. Fordham, as president, to focus his efforts on setting our strategic direction as well as to provide day-to-day leadership and allows Mr. Dannis the opportunity to lead the board and facilitate communication among directors and management. Accordingly, we believe this structure is presently the best governance model for the Company and our stockholders.
Each board member is kept apprised of our business and developments impacting our business, and each director has complete and open access to our executive officers and management team, as well as to our property manager, HPT Management.
The board of directors oversees risk through (1) its review and discussion of regular periodic reports made to the board and its committees by our management team, including reports and studies on existing market conditions, leasing activity and property operating data, as well as actual and projected financial results, and various other matters relating to our business, (2) the approval by the board of directors of all material transactions, including, among others, financing transactions and acquisitions and dispositions of properties, and (3) regular periodic reports from our independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and our internal control over financial reporting.
Meetings of the Board of Directors and Committees
During the fiscal year ended December 31, 2013, the board met eleven times and acted by unanimous written consent four times. Each of the persons nominated for election to the board who served as directors during 2013 attended at least 75% of the aggregate number of meetings of the board and the meetings of the committees on which he served. We encourage our directors to attend our annual meeting of stockholders. In 2013, all of the persons nominated for election to the board attended the annual meeting of stockholders.
The board of directors has established three permanent committees: the audit committee, the compensation committee and the nominating committee. Each committee is comprised of our independent directors: Charles G. Dannis, Steven W. Partridge and G. Ronald Witten. Each committee has adopted a written charter approved by the board of directors, which can be found on the website maintained for us at www.tierreit.com. During the fiscal year ended December 31, 2013, the audit committee met eight times and acted by unanimous written consent one time, the compensation committee met seven times, and the nominating committee met three times.

Audit Committee. The audit committee’s primary functions are to evaluate and approve the services and fees of our independent registered public accounting firm, to periodically review the independent registered public accounting firm’s independence, to review the Company’s major financial risk exposures and the steps taken to monitor and minimize those exposures, and to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal control that management has established and the audit and financial reporting process. Mr. Partridge is the chairman of the audit committee, and our board of directors has determined that Mr. Partridge is an “audit committee financial expert,” as defined by the rules of the SEC.
Compensation Committee. The compensation committee assists the board of directors in discharging its responsibility in all matters of compensation practices, including any salary, bonus and other forms of compensation that we may pay to our executive officers and our directors. In addition to establishing the compensation for our executive officers as well as our directors, the primary duties of the committee include approving all stock option grants, restricted stock awards, warrants, stock appreciation rights and other current or deferred compensation payable with respect to the current or future value of our shares of common stock. The compensation committee is also charged with overseeing our executive compensation policies and the TIER REIT, Inc. 2005 Incentive Award Plan, as amended (the “2005 Incentive Award Plan”). Mr. Dannis is the chairman of the compensation committee.
Nominating Committee. The nominating committee is responsible for recommending nominees to serve on our board of directors and overseeing the applicable corporate governance guidelines and policies of the Company, particularly as these policies relate to the selection of persons to serve on the board. The nominating committee considers all nominees recommended by stockholders if submitted to the committee in accordance with the procedures specified in Section 2.13 of our bylaws. Generally, this requires that the stockholder send certain information about the nominee to our corporate secretary between 90 and 120 days prior to the first anniversary of the mailing of notice for the annual meeting held in the prior year. Because our directors perform a critical role in guiding our strategic direction and oversee our management, board candidates must demonstrate broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to board activities and to enhance their knowledge of our industry. The nominating committee is responsible for assessing the appropriate mix of skills and characteristics required of board members in the context of the perceived needs of the board at a given point in time. The committee periodically reviews and recommends any updates to this criteria as deemed necessary. As stated in the nominating committee charter, diversity in personal background, race, gender, age and nationality for the board as a whole is taken into account in considering individual candidates. The nominating committee evaluates the qualifications of each director candidate against these criteria in making its recommendation to the board concerning nominations for election or reelection as a director. The process for evaluating candidates recommended by our stockholders pursuant to Section 2.13 of our bylaws is no different than the process for evaluating other candidates considered by the nominating committee. Mr. Witten is the chairman of the nominating committee.
As noted above, as part of the Self-Management Transaction, Services Holdings has the right to designate two nominees to serve as directors so long as certain conditions described in the Master Modification Agreement are satisfied. These nominees must be reasonably acceptable to our nominating committee. As noted herein, Services Holdings designated Messrs. Aisner and Mattox to serve as directors. Our nominating committee found these two nominees to be reasonably acceptable and recommended their nomination.
Special Committee. From time to time, our board may form a special committee or committees comprised entirely of disinterested directors to evaluate a particular transaction or related party arrangement. For example, a special committee comprised entirely of our independent directors was formed to evaluate and negotiate the Self-Management Transaction. Neither this committee nor any other special committee that may be formed are standing or permanent committees of the board.

Communication with Directors
We have established procedures for stockholders to communicate directly with our board of directors. These parties may contact the board by mail at: Chairman of the TIER REIT, Inc. Audit Committee, 4287 Beltline Road #159, Addison, Texas 75001. The chairman of the audit committee receives all communications made by this means and relays all communications to the board of directors.
Code of Business Conduct Policy
Our board of directors has adopted a Code of Business Conduct Policy that, along with the charters adopted by the audit, compensation and nominating committees as well as other Company policies and procedures, provides the framework for our corporate governance. The policy describes ethical and legal principles and applies to all of the Company’s employees, as well as all of the Company’s officers, directors and contract personnel. A complete copy of the policy can be found at www.tierreit.com. Printed copies are available to any stockholder without charge by writing to us at: Corporate Secretary, 17300 Dallas Parkway, Suite 1010, Dallas, Texas 75248.
Directors’ Compensation
We pay each director the following annual retainers and per meeting fees. The retainers and meeting fees are paid quarterly in arrears. Additionally, all directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending meetings. However, we do not pay any of the fees described herein to any director designated by Services Holdings that also serves as an officer of, or provides consulting services to, the Company. As of the date of this proxy statement, neither of the persons designated by Services Holdings serves as an officer of, or provides consulting services to, the Company.

Retainer for Service as a Director	$40,000
Retainer for Non-Executive Chairman of the Board	$27,000
Retainer for Chairman of the Audit Committee	$15,000
Retainer for Chairman of the Compensation Committee	$10,000
Retainer for Chairman of the Nominating Committee	$7,500
In-Person Board/Committee Meeting Fee	$2,000
Telephonic Board/Committee Meeting Fee or Written Consent	$1,000
Prior to an amendment to the 2005 Incentive Award Plan on August 31, 2012, each independent director was automatically granted an option to purchase 5,000 shares of common stock on the date he or she first became a director and upon each reelection as a director.
In August 2012, based on competitive market data, the compensation committee recommended, and the board approved, that each independent director be granted $50,000 of full value share equivalents annually upon election as a director. On June 21, 2013, each independent director was granted 12,469 restricted stock units based on the estimated valuation of $4.01 per share as of the grant date. These units vest on July 22, 2014. Subsequent to the vesting, the restricted stock units will be converted to an equivalent number of shares of common stock upon the earlier to occur of the following events or dates: (1) separation from service for any reason other than cause; (2) a change in control of the Company; (3) death; or (4) specific dates chosen by the independent directors, which for Steven W. Partridge and G. Ronald Witten is June 21, 2015, upon which 50% of the restricted stock units will be converted, and June 21, 2016, upon which the remaining 50% will be converted, provided, however, that following the issuance on June 21, 2015, the remaining 50% will be converted immediately upon the occurrence of any of the foregoing events in (1), (2) or (3) prior to June 21, 2016; and for Charles G. Dannis is June 21, 2019.
Until the earlier of (a) the date that we have filed a registration statement for a firm commitment, underwritten public offering of our shares or (b) the date that our shares are listed on a national stock exchange, the “fair market value” of our shares, as defined in the 2005 Incentive Award Plan, will be equal to the estimated per share value of our common stock as established from time to time by the board pursuant to our valuation policy.

The following table further summarizes compensation paid to the directors during 2013:

Name	Fees Earned or Paid in Cash($)(1)	RSU Awards($)(2)	Total($)
Charles G. Dannis	$142,375	$50,000	$192,375
Robert S. Aisner	$51,110	$—	$51,110
M. Jason Mattox	$54,110	$—	$54,110
Steven W. Partridge	$122,000	$50,000	$172,000
G. Ronald Witten	$114,500	$50,000	$164,500
_________________

(1)	Includes $6,000 paid to each of Messrs. Dannis, Partridge and Witten for meetings held in 2012 but for which payment was made in 2013.

(2)
Reflects the grant date fair value of 12,469 restricted stock units convertible into shares of common stock held by each independent director that vest on July 22, 2014. Subsequent to the vesting, the restricted stock units will be converted to an equivalent number of shares of common stock upon the earlier to occur of the following events or dates: (i) separation from service for any reason other than cause; (ii) a change in control of the Company; (iii) death; or (iv) specific dates chosen by the independent directors, which for Steven W. Partridge and G. Ronald Witten is June 21, 2015, upon which 50% of the restricted stock units will be converted, and June 21, 2016, upon which the remaining 50% will be converted, provided, however, that following the issuance on June 21, 2015, the remaining 50% will be converted immediately upon the occurrence of any of the foregoing events in (i), (ii) or (iii) prior to June 21, 2016; and for Charles G. Dannis is June 21, 2019.

Compensation Committee Interlocks and Insider Participation
No member of our compensation committee served as an officer or employee of the Company or any of our subsidiaries during the fiscal year ended December 31, 2013, or formerly served as an officer of the Company or any of our subsidiaries. In addition, during the fiscal year ended December 31, 2013, none of our executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each director and officer and each person beneficially owning more than 10% of a registered security of the Company to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all these forms they file. Based solely on a review of the copies of such forms, and amendments thereto, if any, furnished to the Company during and with respect to the fiscal year ended December 31, 2013, or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements and filed on a timely basis in 2013.

OWNERSHIP OF EQUITY SECURITIES
The following table sets forth information as of March 24, 2014 regarding the beneficial ownership of our common stock by each person known by us to own 5% or more of the outstanding shares of common stock, each of our directors, each named executive officer, and our directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 300,065,251shares of common stock outstanding as of March 24, 2014. Services Holdings owns all of the issued and outstanding shares of Series A Preferred Stock and is a wholly owned subsidiary of BHH.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Charles G. Dannis(3)	27,799	*
Robert S. Aisner(4)	–	–
M. Jason Mattox(5)	100	*
Steven W. Partridge(3)	27,190	*
G. Ronald Witten(3)	28,627	*
Scott W. Fordham(6)	322,002	*
William J. Reister(7)	173,013	*
Telisa Webb Schelin(8)	123,857	*
Thomas P. Simon(9)	61,432	*
James E. Sharp(10)	44,563	*
All current directors and executive officers as a group (ten persons)	808,583	*
_________________
* Less than 1%.

(1)
The address of Ms. Schelin and each of Messrs. Dannis, Partridge, Witten, Fordham, Reister, Simon and Sharp is c/o TIER REIT, Inc., 17300 Dallas Parkway, Suite 1010, Dallas, Texas 75248. The address of each of Messrs. Aisner and Mattox is c/o Behringer, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(2)
For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding consists of: (1) 300,065,251 shares of common stock outstanding as of March 24, 2014, which includes shares of restricted stock, and (2) shares of common stock issuable pursuant to options held by the respective person that may be exercised within 60 days following March 24, 2014; it does not include (1) 10,000 shares of Series A Preferred Stock owned by Services Holdings, or (2) restricted stock units held by the independent directors convertible into shares of common stock upon certain events or at specified future dates. Beneficial ownership is determined in accordance with the SEC rules that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.

(3)	Includes vested options exercisable into 25,000 shares of common stock; does not include 12,469 restricted stock units convertible into shares of common stock that do not vest until July 22, 2014.

(4)
Does not include 22,000 shares of common stock owned by BHH, of which Mr. Aisner controls the disposition of approximately 4% of the limited liability company interests, or 10,000 shares of Series A Preferred Stock owned by Services Holdings.

(5)
Does not include 22,000 shares of common stock owned by BHH, of which Mr. Mattox controls the disposition of approximately 1.5% of the limited liability company interests, or 10,000 shares of Series A Preferred Stock owned by Services Holdings.

(6)	Includes 293,526 restricted shares of common stock.

(7)	Includes 158,317 restricted shares of common stock.

(8)	Includes 113,359 restricted shares of common stock.

(9)	Includes 56,183 restricted shares of common stock.

(10)	Includes 40,783 restricted shares of common stock.

AUDIT COMMITTEE REPORT
Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The audit committee’s responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm. The audit committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accountants.
In this context, the audit committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, regarding the fair and complete presentation of the Company’s results. The audit committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with GAAP, and the audit committee has reviewed and discussed the consolidated audited financial statements with management and the Company’s independent registered public accounting firm. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (AS 16).
In addition, the audit committee has discussed with the independent registered public accounting firm its independence from the Company and its management, including its advisor and its affiliates, including the matters in the written disclosures and the letter provided to the audit committee by the independent registered public accounting firm, as required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The audit committee has concluded that the independent registered public accounting firm is independent from the Company.
The audit committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The audit committee also has reviewed and discussed the audited financial statements with management.
In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC. In addition, the audit committee has selected, and the board of directors has ratified the selection of, the Company’s independent registered public accounting firm. The following independent directors, who constitute the audit committee, provide the foregoing report.
AUDIT COMMITTEE:
Steven W. Partridge, Chairman
Charles G. Dannis
G. Ronald Witten
The foregoing report shall not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either Act.

INDEPENDENT ACCOUNTING FIRM FEES AND SERVICES
We have selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ended December 31, 2014. One or more representatives of Deloitte & Touche LLP have been invited and may be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Audit and Other Fees
The following table presents fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the audit of our annual financial statements for the years ended December 31, 2013 and 2012:

	2013 ($)	2012 ($)
Audit Fees(1)	713,300	779,000
Audit Related Fees(2)	22,578	12,000
Tax Fees(3)	67,987	11,000
All Other Fees	–	–
Total Fees	809,865	802,000
_________________

(1)	Audit fees consist principally of fees for the audit of our annual financial statements and review of our financial statements included in our Quarterly Reports on Form 10-Q.

(2)
Audit-related fees consist principally of assistance with audits of subsidiary entities of the Company, responses to SEC comment letters and review of the Current Report on Form 8-K filed with SEC on November 18, 2013.

(3)	Tax fees consist principally of assistance with matters related to tax compliance, tax planning and tax advice.
Audit Committee’s Pre-Approval Policies and Procedures
The audit committee must approve, in advance, any fee for services to be performed by the Company’s independent registered public accounting firm. For proposed projects using the services of the Company’s independent registered public accounting firm that are expected to cost under $25,000, the audit committee must be provided information to review and must approve each project prior to commencement of any work. For proposed projects using the services of the Company’s independent registered public accounting firm that are expected to cost $25,000 and over, the audit committee must be provided with a detailed explanation of what services are being included, and asked to approve a maximum amount for specifically identified services in each of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent registered public accounting firm. If additional amounts are needed, the audit committee must approve the increased amounts prior to the previously approved maximum being reached and before the additional work may continue. Approval by the audit committee may be granted at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications. Management is required to report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the audit committee on a regular basis.
The audit committee approved all of the services provided by, and fees paid to, the Deloitte Entities during the years ended December 31, 2013 and 2012, respectively.

COMPENSATION COMMITTEE REPORT
The compensation committee has certain duties and powers as described in its charter. The compensation committee is currently comprised of the three independent directors named at the end of this report, each of whom is “independent” under the independence standards of the NYSE. The compensation committee has furnished the following report on executive compensation for the fiscal year ended December 31, 2013.
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis section contained in this proxy statement (the “CD&A”). Based on this review and the committee’s discussions, the compensation committee has recommended and approved the CD&A included in this proxy statement on Schedule 14A.
COMPENSATION COMMITTEE:
Charles G. Dannis, Chairman
Steven W. Partridge
G. Ronald Witten
The foregoing report shall not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either Act.

EXECUTIVE OFFICERS
The following individuals serve as our executive officers. Our executive officers are elected annually by our board of directors, and each of these executive officers will continue in office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.
Scott W. Fordham, 46, is our president and chief financial officer and previously served as our chief accounting officer. Mr. Fordham has more than 20 years of experience in corporate finance and accounting with an emphasis on capital markets, financial forecasting and strategy and accounting practices for public companies. His experience includes over 20 years in the real estate industry and more than 17 years with real estate investment trusts. From January 2007 until joining the Behringer organization in May 2008, he served as senior vice president and chief accounting officer for Apartment Investment and Management Company (Aimco), a publicly traded REIT (NYSE: AIV). From November 1992 to December 2006, Mr. Fordham held various finance and accounting positions with Prentiss Properties Trust and its successor, Brandywine Realty Trust, a publicly traded REIT (NYSE: BDN), and served as chief accounting officer from May 2004 to December 2006. Mr. Fordham was also previously employed by PricewaterhouseCoopers LLP. Mr. Fordham is a certified public accountant and received a bachelor of business administration degree in accounting from Baylor University.
William J. Reister, 54, is our chief investment officer and executive vice president and previously served as our senior vice president – capital markets. Mr. Reister has over 25 years of experience in the commercial real estate industry, including investment management, finance, acquisitions, dispositions, leasing, property management, accounting and reporting. Prior to joining the Behringer organization in November 2009, from 1996 to 2008, Mr. Reister was a senior officer with Prentiss Properties Trust and its successor, Brandywine Realty Trust, a publicly traded REIT (NYSE: BDN). During his tenure with Prentiss, he was responsible for acquisition, disposition, leasing, asset management and operations activities of its portfolio of office properties located in Dallas, Austin, Houston, Denver and Southern California. Prior to this role, Mr. Reister was a senior corporate finance officer responsible for portfolio level acquisitions and financing. Mr. Reister was also a member of the executive team that formed Prentiss upon its successful initial public offering, which was the culmination of investments of Prentiss Properties Realty Advisors (“PPRA”), of which Mr. Reister was a founding officer. PPRA raised the institutional capital that was invested in what became the core portfolio of Prentiss. Prior to these activities, Mr. Reister was the senior operations controller for Prentiss Properties Limited, a corporate controller for Cadillac Fairview and a senior auditor for PricewaterhouseCoopers LLP. Mr. Reister received a bachelor of business administration degree in accounting from the University of Texas at Austin and is a former certified public accountant.
Telisa Webb Schelin, 41, is our senior vice president – legal, general counsel and secretary. Ms. Schelin is responsible for all legal aspects of the Company, including corporate governance, public company reporting, securities offerings, mergers and acquisitions, investor relations, lease and contract administration, risk management, litigation management, employment and benefits matters, and finance, real estate, and commercial business transactions. Ms. Schelin has over 15 years of experience in the corporate, securities and regulatory environment. Prior to joining the Behringer organization in 2005, she was in private practice with Gardere Wynne Sewell LLP where she advised clients on a wide variety of corporate and securities matters. Ms. Schelin is licensed to practice law in Texas and Oklahoma and received a juris doctor degree with highest honors and a bachelor of arts degree in political science from the University of Tulsa.
Thomas P. Simon, 53, is our senior vice president – finance and treasurer. Mr. Simon has over 25 years of experience in the real estate industry. Prior to joining the Behringer organization in 2011, from October 2006 until May 2009, Mr. Simon served as senior vice president and treasurer with UDR, Inc. (NYSE: UDR), managing a portfolio of debt of $3.6 billion. From June 1985 to March 2006, Mr. Simon was a senior officer with Prentiss Properties Trust and served in various financial roles, including chief accounting officer, senior vice president and treasurer. Mr. Simon is a certified public accountant and received a bachelor of science degree from Moorhead State.

James E. Sharp, 41, is our chief accounting officer. Mr. Sharp has more than 18 years of experience in accounting and auditing related to public and private real estate companies. From January 1996 until March 2000, and again from April 2003 until joining the Behringer organization in October 2010, he worked as an auditor in public accounting with Ernst & Young LLP, serving primarily public and private real estate companies, including various REITs, homebuilders and real estate investment companies. From March 2000 until March 2003, he served in an accounting and finance role with Terrabrook, a national master-planned community developer with a portfolio of over 50 communities in 20 states. Mr. Sharp is a certified public accountant and received a bachelor of business administration in accounting from the University of Texas at Austin.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
We provide what we believe is a competitive total compensation package to our named executive officers through a combination of base salary, annual cash incentive compensation, long-term equity incentive compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains our compensation philosophy, objectives and practices with respect to our president and chief financial officer and the other four most highly-compensated executive officers as of the end of 2013 as determined in accordance with applicable SEC rules, who are collectively referred to as our named executive officers or, in this “Compensation Discussion and Analysis” section, our executives. Our executives are as follows: Scott W. Fordham, president and chief financial officer; William J. Reister, chief investment officer and executive vice president; Telisa Webb Schelin, senior vice president – legal, general counsel and secretary; Thomas P. Simon, senior vice president – finance and treasurer; and James E. Sharp, chief accounting officer.
On August 31, 2012, we entered into a series of agreements, and amendments to existing agreements and arrangements (the “Self-Management Transaction”), with BHH and each of BHT Advisors, HPT Management and Services Holdings, each a direct or indirect subsidiary of BHH. At that time, we became responsible for paying the salaries and benefits (including any employee benefit plan costs) of all of our employees. Prior to completing the Self-Management Transaction and entering into the employment agreements with our executives effective at that time, all of our executives were employees of our former advisor or its affiliates, and we did not pay, and were not involved in determining, compensation for any of these individuals. As a result, we did not pay any compensation to our executives during any periods prior to September 1, 2012.
Executive Summary
In addition to the objective performance measures discussed in “—Elements of Executive Compensation–Annual Cash Incentive Compensation” below, the Company accomplished several key objectives in 2013, including:

•
Strengthened the balance sheet by reducing our share of outstanding debt from $2.17 billion at December 31, 2012, to $1.55 billion at the end of 2013, which reduced our leverage from 64.4% at the beginning of the year based on our December 2012 estimated real estate value to 55.9% by year end based on our November 2013 estimated real estate value;

•
Managed our capital resources by increasing our available capital from $120 million at the beginning of 2013 to $315 million by year end, which should provide the capital resources necessary to lease our properties and manage our maturing debt through 2015;

•	Completed our efforts on the previously identified nine troubled assets totaling 2.1 million square feet by recapitalizing or exiting those assets;

•
Sharpened our geographic focus from 26 markets in 2012 to 19 markets by the end of 2013, which should allow us to increase operating efficiencies and focus our efforts in markets where we believe we can add value;

•
Decreased ownership in Chicago by taking advantage of the investment appetite for properties in the West Loop submarket and selling 10 & 120 South Riverside and 200 South Wacker, a property in which we held a minority interest, which allowed us to balance our portfolio’s net operating income (NOI) between markets by reducing the Chicago market’s relative NOI contribution from 25% to 16%; and

•	Leased the portfolio and increased occupancy from 86% at December 31, 2012, to 87% at the end of 2013 by leasing 2.6 million square feet during 2013.
Overview of Compensation Philosophy & Objectives
We seek to maintain a total compensation package that we believe provides fair, reasonable and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. We place significant emphasis on annual and long-term performance-

based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on the achievement of corporate and individual goals.
The compensation programs for our executives are designed to achieve the following objectives:

•	attract and retain top talent to ensure that we have high caliber executives;

•
create and maintain a performance-driven organization by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;

•	align the interests of our executives and stockholders by motivating executives to achieve key corporate goals and objectives that should enhance stockholder value;

•
encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to both corporate and individual performance based on responsibilities and ability to influence financial and organizational results;

•
provide flexibility and allow for discretion in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities; and

•	motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives.
We believe our compensation programs are effectively designed and work in alignment with the interests of our stockholders and include a number of best practices, such as:

•	Our president’s compensation generally places a greater emphasis (75%) on variable, performance-based compensation than typical market practice;

•	50% of our president’s pay opportunity is in the form of long-term, equity-based compensation;

•
The employment agreements with our executives contain “clawback” provisions that require them to reimburse us for incentive-based compensation received to the extent their intentional misconduct results in the Company being required to file an accounting restatement; and

•	We do not provide tax gross-up to our executives under any circumstance, including for payments upon termination or change of control.
Determination of Executive Compensation
Our executive compensation programs are administered by the compensation committee of our board of directors. The members of the compensation committee are: Charles G. Dannis (Chair), Steven W. Partridge and G. Ronald Witten, each of whom is an independent director.
The compensation committee sets the overall compensation strategy and compensation policies for our executives and directors. The compensation committee has the authority to determine the form and amount of compensation appropriate to achieve our strategic objectives, including salary and incentive compensation. The compensation committee will review its compensation strategy annually to confirm that it supports our objectives and stockholders’ interests and that executives are being rewarded in a manner that is consistent with our strategy.
The compensation committee is responsible for, among other things:

•
evaluating the annual performance of the executives in light of corporate goals and objectives and determining their compensation, including annual base salary, annual cash incentive compensation and long-term equity incentive compensation;

•	approving and issuing equity incentive awards;

•	reviewing and approving all benefit and compensation plans pertaining to our executives (other than those available to our employees generally); and

•	advising on board compensation.

Our executive compensation program was originally designed and implemented in 2012 as part of the Self‑Management Transaction. In April 2012 in conjunction with the Self-Management Transaction, the compensation committee engaged the services of FPL Associates, L.P., a nationally recognized compensation consulting firm specializing in the real estate industry, to assist in determining competitive executive compensation levels and the programs to implement. The compensation committee also worked with FPL Associates to negotiate employment agreements with our executives, develop additional incentive compensation programs, structures or initiatives and establish our director compensation program. As part of FPL Associates’ engagement, the compensation committee directed FPL Associates to, among other things, provide competitive market compensation data and make recommendations for pay levels for each component of our executive compensation. FPL Associates was not engaged by the compensation committee during 2013, nor have they been engaged at any time by our executives to perform any work on their behalf. In connection with their 2012 engagement, the committee determined that FPL Associates was an independent compensation consultant. During 2013, we did not pay FPL Associates any consulting fees.
It was favorably noted by the compensation committee that our stockholders approved our executive compensation program at the 2013 annual meeting. Holders of 113.4 million shares of our common stock, or approximately 75% of the votes cast, voted FOR the advisory vote on executive compensation.
Competitive Benchmark Assessment
A key factor in determining levels of base and incentive compensation is the pay practices of our peer group, which consists of publicly traded REITs with portfolios that are substantially comparable in size or asset type to the Company. As part of its 2012 engagement, FPL Associates provided competitive market compensation data for a peer group that consisted of the following:

• Alexandria Real Estate Equities, Inc.	• Kilroy Realty Corporation
• Brandywine Realty Trust	• Lexington Realty Trust
• Corporate Office Properties Trust	• Liberty Property Trust
• DCT Industrial Trust Inc.	• Mack-Cali Realty Corporation
• Douglas Emmett, Inc.	• Piedmont Office Realty Trust, Inc.
• Highwoods Properties, Inc.
Using market data and information we received from FPL Associates, we entered into employment agreements with each of our executives in connection with our Self-Management Transaction. These agreements generally established the base salaries and targets for short-term cash and long-term equity incentive compensation for our executives. In establishing the amounts in these agreements, the committee generally targeted the 25th percentile of the competitive market based on the peer groups described above given the size of the Company compared to these peers, but also took into account other factors including, among others, the individual experience and skills of, and expected contributions from, the executives. For a more detailed discussion of the employment agreements with each of our executives, see “—Employment Agreements” below.
The Role of Executive Officers in Compensation Decisions
Our president consulted with the compensation committee regarding 2013 compensation levels for each of our executives (except for himself). Our president annually reviews the performance of each of the other executives. Based on this review, he makes compensation recommendations to the compensation committee, including recommendations for performance targets, salary adjustments, annual cash incentive compensation, and long-term equity-based incentive awards. Although the compensation committee considers these recommendations along with data provided by its outside consultants, if any, it retains full discretion to set all compensation.
Elements of Executive Compensation
Base Salary. Our compensation committee believes that payment of a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and qualified executives. Subject to our existing contractual obligations, we expect our compensation committee to consider salary levels for our executives annually as part of our performance review process, as well as upon any promotion or other change in job responsibility. For 2013, each of Ms. Schelin and Messrs. Fordham, Reister and Simon received a 1.1% base salary adjustment, and Mr. Sharp received a 2.2% base salary adjustment, which is commensurate with the average annual base salary increase given to all of our other employees.
The goal of our base salary program is to provide salaries at a level that allows us to attract and retain qualified executives while preserving significant flexibility to recognize and reward individual performance with other elements of the overall compensation program. Base salary levels also affect the annual cash incentive compensation because each executive’s annual bonus target opportunity is expressed as a percentage of base salary. The following items are generally considered when determining base salary levels:

•	market data provided by the compensation committee’s outside consultants;

•	our financial resources; and

•	the executive’s experience, scope of responsibilities, performance and prospects.
Annual Cash Incentive Compensation. It is the intention of our compensation committee to make a meaningful portion of the executives’ compensation contingent on achieving certain performance measures each year. Based on each executive’s employment agreement, target cash incentive compensation for each of our executives is set as a percentage of base salary. For a description of the target cash incentive compensation for each of our executives, please see “—Employment Agreements” below. However, the committee has further established percentages of the target for each executive that are attributable to objective performance measures and personal performance as set forth in the following table:

Executive	Objective Performance Measures	Personal Performance
Scott W. Fordham	50%	50%
William J. Reister	40%	60%
Telisa Webb Schelin	30%	70%
Thomas P. Simon	30%	70%
James E. Sharp	20%	80%
The committee set objective performance measures for the executives and utilized a mix of these objective measures and a subjective review of personal performance for setting 2013 cash incentive compensation. The committee set threshold, target and maximum levels with respect to each of these measures, which are equally weighted. The following table sets forth information about each performance-based measure for 2013:

Factor	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Performance	Actual Performance Factor
Net Operating Income (at ownership share)	$155.9 million	$164.1 million	$172.3 million	$170.0 million	136.0%
Leases Signed and Commencing (in square feet)	1.19 million	1.32 million	1.45 million	1.20 million	55.4%
Net Effective Rent (per square foot)	$4.95	$5.82	$6.69	$7.63	150.0%
Tenant Retention (in square feet)	293,502	345,297	397,092	400,160	150.0%
Year-end Occupancy	84.6%	86.6%	88.6%	86.2%	92.0%
Controllable General & Administrative Expenses	$15.0 million	$14.3 million	$13.6 million	$13.8 million	135.0%

If the threshold level is not satisfied with respect to a particular measure, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a sliding scale between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the actual performance factor would range on a sliding scale between 100% and 150% with respect to that factor. The factor used to determine the amount an executive could earn in 2013 in cash incentive compensation was the average of the actual performance factors for each of the performance-based measures, which were weighted equally. Notwithstanding the formulas described above, our compensation committee retains the discretion and flexibility to increase or decrease the actual performance factor with respect to any particular measure or any particular officer to more appropriately reflect actual performance, market conditions, unanticipated circumstances and other factors in the committee’s sole discretion. In relation to personal performance, the committee considered each executive’s role in connection with the significant accomplishments of the Company’s key objectives in 2013. Based on the actual performance factors and each executive’s personal performance, the compensation committee awarded each executive 109.9% of the established percentages of the executive’s target attributable for each of objective performance measures and personal performance.
Long-Term Equity Incentive Compensation. The objective of our long-term equity incentive award program, which is administered through our 2005 Incentive Award Plan, is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies, as well as to promote a performance-focused culture by rewarding employees, including our executives, based upon the achievements of the Company and individual performance. Our compensation committee believes that equity awards are necessary to successfully attract qualified employees, including the executives, and will continue to be an important incentive for promoting employee retention going forward. The 2013 equity awards for the executives were determined by the compensation committee, in consultation with the president (with respect to all awards except his own), based on the initial award targets determined by the committee in consultation with FPL Associates. For a description of the target equity incentive awards for each of our executives, please see “—Employment Agreements” below.
Our compensation committee made restricted stock awards under our 2005 Incentive Award Plan in February 2013. The 2013 awards, which were based on 2012 performance, were made at the target award levels for each executive based on his or her performance and the accomplishments of the Company during 2012. When determining the quantity and amount of awards to be granted for 2012, the compensation committee assessed the same factors considered in setting annual cash incentive compensation for 2012 performance as described in our 2013 proxy statement.
Our compensation committee also made restricted stock awards under our 2005 Incentive Award Plan in January 2014. The 2014 awards, which were based on 2013 performance, were made at the same actual performance factor for each executive as annual cash incentive compensation previously discussed herein. The compensation committee believes that an emphasis on performance measures will drive our long-term success.
Benefits. All full-time employees, including our executives, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance, and our 401(k) plan. We do not have any special benefits or retirement plans for our executives.
Severance. Under their employment agreements, each of our executives is entitled to receive severance payments under certain circumstances in the event that their employment is terminated. These circumstances and payments are described below under “—Employment Agreements” and “—Potential Payments Upon Termination Or Change Of Control.”
2005 Incentive Award Plan
The 2005 Incentive Award Plan was approved by our board of directors on March 28, 2005, and our stockholders on May 31, 2005. The 2005 Incentive Award Plan is administered by our compensation committee, and employees, non-employee directors and certain consultants of ours and our subsidiaries are eligible to be granted stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock awards, other stock‑based awards, dividend equivalent rights, and performance-based awards under the 2005 Incentive Award Plan at the discretion of our compensation committee. We anticipate that providing such persons with interests and awards of this nature will result in a closer alignment of their interests with our own interests and those of our stockholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with the Company.
As of December 31, 2013, we had outstanding options to purchase 75,000 shares of our common stock at a weighted average exercise price of $6.69, all of which are held by our independent directors. These options have a maximum term of ten years and became exercisable one year after the date of grant.
As of December 31, 2013, we also had 423,325 shares of restricted stock outstanding that were granted to employees, including our executives, with a grant date fair value of $4.01 per share. Restrictions on these shares lapse in 25% increments annually over the four-year period following the grant date of February 14, 2013.
As of December 31, 2013, we had 37,407 restricted stock units outstanding that were granted to our independent directors with a grant date fair value of $4.01 per unit. These units vest on July 22, 2014. Subsequent to the vesting, the restricted stock units will be converted to an equivalent number of shares of common stock upon the earlier to occur of the following events or dates: (i) separation from service for any reason other than cause; (ii) a change in control of the Company; (iii) death; or (iv) specific dates chosen by the independent directors, which for Steven W. Partridge and G. Ronald Witten is June 21, 2015, upon which 50% of the restricted stock units will be converted, and June 21, 2016, upon which the remaining 50% will be converted, provided, however, that following the issuance on June 21, 2015, the remaining 50% will be converted immediately upon the occurrence of any of the foregoing events in (i), (ii) or (iii) prior to June 21, 2016; and for Charles G. Dannis is June 21, 2019.
Risk Management
The compensation committee was involved in negotiating each of the employment agreements with our executives. The committee believes that our compensation policies and practices do not encourage our employees to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on the Company. The compensation committee considered a variety of factors, including base salary, annual cash incentive compensation and long-term equity incentive compensation opportunities available to our executives. The committee believes that the combination of the following factors should lead to executive and employee behavior that is consistent with our overall objectives and risk profile.
Impact of Regulatory Requirements on Executive Compensation
Section 162(m). Under Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to herein as the “Code,” certain limits are placed on the tax deductibility of compensation paid to our president and our four other most highly compensated executives unless the compensation meets the requirement for “performance-based compensation” as set forth in the Code and the related regulations. Our compensation committee has considered the possible effect of Section 162(m) of the Code in designing our compensation programs and policies. Further, as long as we qualify as a REIT, we generally will not pay taxes at the corporate level and, therefore, losing the deductibility of compensation does not have a significant adverse impact on the Company. All compensation paid to these executives for the year ended December 31, 2013 was deductible under Section 162(m) of the Code.
To the extent that any part of our compensation expense is not deductible under Section 162(m) of the Code, we might be required to pay certain distributions to our stockholders to maintain our status as a REIT. Also, any compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct the compensation. The committee will continue to take into account the materiality of any deductions that might be lost as well as the broader interests to be served by paying competitive compensation.
Section 409A. Section 409A of the Code generally affects the federal income tax treatment of most forms of deferred compensation by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income. The committee considers the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to our executives and other employees and service providers.

Section 280G and 4999. Sections 280G and 4999 of the Code limit a company’s ability to deduct, and impose excise taxes on, certain “excess parachute payments” (as defined in Sections 280G and 4999 of the Code and related regulations) paid to each service provider (including an employee or officer) in connection with a change of control of the company (as set forth in Sections 280G and 4999 of the Code and related regulations). The committee considers the potential adverse tax impact of Sections 280G and 4999 of the Code, as well as other competitive factors, in structuring certain post-termination compensation or other compensation that might be payable to our executives and other employees and service providers in connection with a change of control of the company.
Accounting Rules
We account for stock-based employee compensation (currently restricted stock) using the fair value based method of accounting, which requires that the fair value of stock-based employee compensation awards with service conditions be measured at the grant date of the award and amortized ratably into expense over the appropriate vesting period. If an award is forfeited, previously recognized compensation expense related to the forfeited award is reversed, and no additional compensation expense is recognized.
Summary Compensation Table
Prior to September 1, 2012, we did not have any employees and did not compensate our executives. BHT Advisors was responsible for managing our day-to-day operations. Each of our executives was an employee of an affiliate of BHT Advisors and was compensated by this affiliate for services performed by BHT Advisors on our behalf. On August 31, 2012, we entered into the Self-Management Transaction. As a result of that transaction, we hired, and entered into employment contracts with, our executives and began paying compensation to these persons. As a result, the table below reflects compensation paid to our executives beginning September 1, 2012. We also entered into an interim CEO consulting agreement with Mr. Aisner and began paying him for services rendered to the Company under that agreement on August 31, 2012; this agreement was subsequently terminated on February 5, 2013.

Name and Principal Position	Year	Salary($)	Bonus($)(2)	Stock Award($)(3)	Non-Equity Incentive Plan Compensation($)(4)	All Other Compensation($)	Total($)
Scott W. Fordham	2013	328,575	–	650,000	361,104	11,970(5)	1,351,649
President and Chief Financial Officer	2012	116,667(1)	325,000	–	–	4,990(6)	446,657

William J. Reister	2013	252,750	–	350,000	222,218	7,866(5)	832,834
Chief Investment Officer and Executive Vice President	2012	91,667(1)	200,000	–	–	5,128(6)	296,795

Telisa Webb Schelin	2013	227,475	–	250,000	167,497	10,265(5)	655,237
Senior Vice President – Legal, General Counsel and Secretary	2012	83,333(1)	150,000	–	–	4,909(6)	238,242

Thomas P. Simon	2013	227,475	–	125,000	167,497	12,354(5)	532,326
Senior Vice President – Finance and Treasurer	2012	83,333(1)	150,000	–	–	5,116(6)	238,449

James E. Sharp	2013	210,125	–	90,000	73,897	5,290(5)	379,312
Chief Accounting Officer	2012	73,333(1)	65,000	–	–	4,941(6)	143,274

Robert S. Aisner	2013	–	–	–	–	22,125(7)	22,125
Former Interim Chief Executive Officer	2012	–	–	–	–	88,667(8)	88,667
_______________

(1)	Includes base salary paid from September 1 to December 31, 2012.

(2)	Represents amounts paid for performance in respect of 2012 although not paid until 2013. As part of the Self-Management Transaction, the Company agreed to pay full-year 2012 bonuses.

(3)
Reflects the grant date fair value of such awards. For information regarding the valuation of grants of restricted stock made in 2013, see Note 13 (Equity) to the consolidated financial statements in our 2013 annual report.

(4)	Represents amounts paid for performance in respect of 2013 although not paid until 2014.

(5)	Includes amounts paid for long-term and short-term disability insurance, long-term care insurance, 401(k) match, and mobile phone reimbursements.

(6)
Includes amounts paid for long-term and short-term disability insurance, long-term care insurance, legal fees in connection with the negotiation of employment agreements, and mobile phone reimbursements.

(7)	Represents amounts paid to Mr. Aisner for services rendered through February 5, 2013, the termination date of the Interim CEO Consulting Agreement.

(8)	Represents amounts paid to Mr. Aisner for services rendered from August 31 through December 31, 2012, under the Interim CEO Consulting Agreement.
Grants of Plan-Based Awards
The following table provides information on the grants of plan-based awards made to our executives during the fiscal year ended December 31, 2013.

Name	Grant Date	Estimated future payouts under equity incentive plan awards(#)(1)	Grant date fair value of stock awards($)(2)
Scott W. Fordham	02/14/2013	162,095	650,000
William J. Reister	02/14/2013	87,282	350,000
Telisa Webb Schelin	02/14/2013	62,345	250,000
Thomas P. Simon	02/14/2013	31,173	125,000
James E. Sharp	02/14/2013	22,444	90,000
___________________

(1)	The vesting period for each grant is four years based on the following vesting schedule: 25% - February 14, 2014; 25% - February 14, 2015; 25% - February 14, 2016; and 25% - February 14, 2017.

(2)	Based on the December 17, 2012 estimated valuation of $4.01 per share.
Outstanding Equity Awards at Fiscal Year End
The following table sets forth information with respect to outstanding restricted stock awards under our 2005 Incentive Award Plan that have not vested for each of the executives outstanding as of December 31, 2013.

Name	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested(#)(1)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Scott W. Fordham	162,095	680,799
William J. Reister	87,282	366,584
Telisa Webb Schelin	62,345	261,849
Thomas P. Simon	31,173	130,927
James E. Sharp	22,444	94,265
________________

(1)	The vesting period for each grant is four years based on the following vesting schedule: 25% - February 14, 2014; 25% - February 15, 2015; 25% - February 14, 2016; and 25% - February 14, 2017.

(2)	Based on the November 1, 2013 estimated valuation of $4.20 per share.
Employment Agreements
Effective as of September 1, 2012, we, along with our operating partnership, entered into employment agreements with each of our executives. These agreements were approved by our board of directors based upon the recommendation of the compensation committee. The compensation committee reviewed market materials related to executive contracts and retained its own legal counsel and independent compensation consultant to, among other things, negotiate the terms of the agreements. See “—Determination of Executive Compensation” above.

The initial term of each employment agreement ends December 31, 2015, but will be automatically extended for an additional one-year period unless either party provides 60 days written notice of non-renewal prior to December 31, 2015.
Compensation. During the initial term of each employment agreement, we pay each executive an annual base salary, which is set forth in the table below for 2013. However, the base salary is reviewed annually but may not be reduced without the executive’s consent. In addition, during the term of each employment agreement, each executive is eligible to receive cash incentive compensation as determined by the compensation committee. Each executive’s target annual incentive compensation is equal to a percentage of his or her base salary, also as set forth below. The cash incentive compensation is predicated on both objective corporate and individual measures to be mutually agreed upon between the executive and the compensation committee. The amount of cash incentive compensation awarded to the executive each year must be reasonable in light of the contributions made by the executive for the year in relation to the contributions made and incentive compensation awarded to the other executives for the same year.

Executive	Minimum Annual Base Salary for 2013	Target Annual Cash Incentive Compensation (as % of annual base salary)
Scott W. Fordham	$328,575	100%
William J. Reister	$252,750	80%
Telisa Webb Schelin	$227,475	67%
Thomas P. Simon	$227,475	67%
James E. Sharp	$210,125	32%
During the initial term, each executive is also eligible to receive equity awards under the 2005 Incentive Award Plan and any other successor plan, at the discretion of the compensation committee. Each executive’s target annual long-term incentive award is equal to a percentage of the executive’s base salary plus the target annual cash incentive compensation, as set forth in the table below. The amount of each equity award granted to the executive must be reasonable in light of the contributions made, or anticipated to be made, by the executive for the period for which that equity award is made.

Executive	Target Annual Long-Term Incentive Award (as % of annual base salary + target annual cash incentive compensation)
Scott W. Fordham	100%
William J. Reister	78%
Telisa Webb Schelin	67%
Thomas P. Simon	33%
James E. Sharp	33%
Payments Upon Termination or a Change of Control. Under the employment agreements, we are required to provide any earned compensation and other vested benefits to the executives in the event of a termination of employment. In addition, each executive will have the right to additional compensation and benefits depending upon the manner of termination of employment, as summarized below.
During the term of each employment agreement, we may terminate the agreement with or without “cause,” defined as, among other things, the executive’s dishonest or fraudulent action, willful misconduct or gross negligence in the conduct of his or her duties to us, or the executive’s material uncured breach of the employment agreement. In addition, each executive may terminate his or her employment agreement for “good reason,” defined as, among other things, a material breach of the employment agreement by us. If we terminate the executive’s employment without “cause” or if the executive terminates for “good reason:”

•
we will pay the executive an amount equal to the product of: (1) a “Severance Multiple,” equal to 2.6 for Mr. Fordham, 2.25 for Mr. Reister, 2.25 for Ms. Schelin, 1.75 for Mr. Simon and 1.75 for Mr. Sharp; and (2) the sum of: (a) the executive’s base salary and (b) the greater of: (i) the executive’s target annual cash incentive compensation; or (ii) the average of the annual cash incentive compensation received by the executive each year during the term of his or her employment agreement;

•
all equity awards with time-based vesting will immediately vest in accordance with their terms, and each equity award with performance vesting will vest at the greater of: (1) the target amount of the award, if applicable; or (2) an amount based on our performance from the commencement of the performance period through the date of termination, multiplied by a fraction, the numerator of which will be equal to the number of days the executive was employed by us from the commencement of the performance period through the date of termination and the denominator of which will be equal to the total number of days in the performance period; and

•
if the executive was participating in our group medical, vision and dental plan immediately prior to the date of termination, then we will pay to the executive a lump sum payment equal to: (1) eighteen times the amount of the monthly employer contribution that we made to an insurer to provide these benefits to the executive and his or her dependents in the month immediately preceding the date of termination plus (2) the amount we would have contributed to their health reimbursement arrangement for eighteen months from the date of termination if the executive had remained employed by us.

If the executive’s employment is terminated within eighteen months after the occurrence of the first event constituting a “change in control” (as defined in the employment agreements) of us or the operating partnership, each employment agreement provides that all equity awards with time-based vesting will immediately vest and each equity award with performance vesting will vest at the greater of: (1) the target amount of the award, if applicable, or (2) a prorated amount based on our performance from the commencement of the performance period through the end of the calendar month immediately preceding the change in control. Further, during the initial term, if within eighteen months after a change in control, we terminate the executive’s employment without “cause” or the executive terminates his or her employment for “good reason:”

•
we will pay the executive a lump sum in cash in an amount equal to the product of: (1) the Severance Multiple (defined above for each executive) and (2) the sum of (a) the executive’s current base salary (or the executive’s base salary in effect immediately prior to the change in control, if higher) and (b) the greater of: (i) the executive’s target annual cash incentive compensation or (ii) the average of the annual cash incentive compensation received by the executive during the term of his or her employment agreement; and

•
if the executive was participating in our group medical, vision and dental plan immediately prior to the date of termination, then we will pay to the executive a lump sum payment equal to: (1) eighteen times the amount of the monthly employer contribution that we made to an insurer to provide these benefits to the executive and his or her dependents in the month immediately preceding the date of termination plus (2) the amount we would have contributed to their health reimbursement arrangement for eighteen months from the date of termination if the executive had remained employed by us.

If an executive’s employment agreement is terminated upon death or disability, we will pay (1) a lump sum in cash in an amount equal to the executive’s base salary and (2) the pro rata portion of any cash incentive compensation that would have been earned during the year of the termination.
Other Terms and Conditions. During the term of the employment agreements (including any extensions) and for a period of fifteen months thereafter, each executive has agreed to certain non-competition and non-solicitation provisions. The executives have also agreed to certain non-disclosure and non-disparagement provisions both during and after their employment with us.
Consulting Agreement
Effective August 31, 2012, we also entered into an Interim CEO Consulting Agreement with Mr. Aisner, pursuant to which Mr. Aisner agreed to serve as interim, non-employee chief executive officer of the Company on a part-time basis. Under this consulting agreement, Mr. Aisner was to be paid a monthly fee equal to $22,167 and we were required to reimburse him for all reasonable expenses. The consulting agreement was terminated on February 5, 2013.

Potential Payments upon Termination or Change of Control
The following table summarizes the potential cash payments and estimated equivalent cash value of unvested equity awards and other benefits that would be payable to our executives or immediately vest under the terms of their employment agreements described above upon termination of those agreements under the various scenarios listed below, assuming the event took place on December 31, 2013 (without regard to any potential reductions required under the employment agreements for amounts in excess of Section 280G thresholds):

Name	Without Cause/ For Good Reason(1)	Change-in-Control (Termination Without Cause/ For Good Reason)(1)	Death/Disability(2)
Scott W. Fordham	$2,741,905	$2,741,905	$657,150
William J. Reister	$1,616,363	$1,616,363	$454,950
Telisa Webb Schelin	$1,292,933	$1,292,933	$379,883
Thomas P. Simon	$971,694	$971,694	$379,883
James E. Sharp	$670,835	$670,835	$277,365
________________

(1)
Includes the lump sum payment to the executive if he or she was participating in our group medical, vision and dental plans immediately prior to the date of termination (assuming premiums as of December 31, 2013).

(2)
Excludes the fair value of unvested equity awards that would immediately vest upon the executive’s death or disability pursuant to the terms of restricted stock award agreements. The fair value of unvested equity awards are $680,798, $366,584, $261,845, $130,923, and $94,264 for Mr. Fordham, Mr. Reister, Ms. Schelin, Mr. Simon, and Mr. Sharp, respectively.

The amounts described above do not include payment or benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment, including, but not limited to, accrued vacation.

PROPOSAL NUMBER TWO –
NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE
OFFICER COMPENSATION
On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, into law. The Dodd-Frank Act, among other things, amended the Exchange Act to add Section 14A(a)(1), which generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution. Under Section 14A(a)(1) of the Exchange Act, generally, each public company must submit a say-on-pay proposal to its stockholders not less frequently than once every three years. At the Company’s 2013 Annual Meeting of Stockholders, the Company’s stockholders voted in favor of conducting future say-on-pay proposals on an annual basis. Based on this result, and other factors considered by the Company and its board of directors, the Company determined that it will hold future say-on-pay proposals on an annual basis until the next vote on the frequency of say-on-pay votes is conducted.
As required by Section 14A of the Exchange Act, we are seeking a vote upon a non-binding advisory resolution to approve the compensation arrangements with our named executive officers as disclosed in the section of this proxy statement entitled “Compensation Discussion and Analysis.” Accordingly, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THIS RESOLUTION.
We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement. Please read the “Compensation Discussion and Analysis” beginning on page 16 for additional details about our executive compensation program.
The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the compensation committee. However, the compensation committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal, along with other relevant factors, into account in its future decisions regarding the compensation of our named executive officers.

CERTAIN TRANSACTIONS
Policies and Procedures with Respect to Related Party Transactions
Our charter contains provisions setting forth our ability to engage in certain related party transactions. Our board reviews all of the related party transactions and, as a general rule, any related party transactions must be approved by a majority of the directors not otherwise interested in the transaction. In determining whether to approve or authorize a particular related party transaction, our directors will consider whether the transaction between us and the related party is fair and reasonable to us and, in the case of loans to related parties, no less favorable to us than comparable loans between unaffiliated parties.
Related Party Transactions
On August 31, 2012, we completed the Self-Management Transaction. As a result, our employees perform certain functions, including asset management, previously provided to us by BHT Advisors. We no longer pay asset management fees, acquisition fees or debt financing fees to BHT Advisors (except for acquisition and debt financing fees related to the previously committed development of Two BriarLake Plaza). Effective December 2012, we terminated services from BHT Advisors for information management, risk management, marketing, and cash management services. In December 2013, we provided notice to BHT Advisors that we would terminate their internal audit services effective March 2014 as well. No exit costs were paid to BHT Advisors in connection with the termination of these services. However, we continue to purchase certain services from BHT Advisors, such as human resources, shareholder services and information technology. HPT Management provides property management services for our properties. Current or former board members, Messrs. Robert M. Behringer, Robert S. Aisner, and M. Jason Mattox, serve as officers and are partial owners of the ultimate parent entity of BHT Advisors and HPT Management.
On August 31, 2012, we paid BHT Advisors approximately $1.5 million in consideration for certain assets located at our corporate offices and used in our business, such as IT equipment and office furniture; for the license under the license agreement regarding our use of the “Behringer Harvard” name and logo; and for the other agreements, covenants and obligations of Services Holdings and its affiliates in connection with the transaction. In June 2013, we changed our name to TIER REIT, Inc. and no longer use the Behringer Harvard name or logo.
The following is a summary of the related party fees and costs we incurred with these entities during the year ended December 31, 2013 (in thousands):

BHT Advisors, acquisition fees(1)	$934
BHT Advisors, other fees and reimbursement for services provided	2,426
HPT Management, property and construction management fees	13,191
HPT Management, reimbursement of costs and expenses	21,022
Total	$37,573
______________

(1)	Acquisition fees relate to the development of Two BriarLake Plaza.

ADDITIONAL INFORMATION
Householding
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. Only one copy of this proxy statement and the 2013 Annual Report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address has given contrary instructions.
If any beneficiary stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the 2013 Annual Report or if any stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should contact Investor Relations by telephone at (972) 931-4300, or by mail at TIER REIT, Inc., Attn: Investor Relations, 17300 Dallas Parkway, Suite 1010, Dallas, Texas 75248.
Stockholder Proposals for 2015 Annual Meeting
In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2015 Annual Meeting of Stockholders, written proposals must be received by our corporate secretary no later than December 8, 2014. Proposals we receive after that date will not be included in the proxy statement for the 2015 Annual Meeting of Stockholders. We are not required to include stockholder proposals in our proxy materials unless certain other conditions are met.
Further, nominations by stockholders of candidates for director or proposals of other business by stockholders not intended to be included in our proxy materials must be submitted in accordance with our bylaws. Our bylaws currently provide that, in order for a stockholder to bring any nominations or business before an annual meeting, certain conditions set forth in Section 2.13 of our bylaws must be complied with, including, but not limited to, delivery of notice, not less than 90 days nor more than 120 days prior to the first anniversary of the mailing of the notice for the annual meeting held in the prior year, to our corporate secretary. Accordingly, under our current bylaws, a stockholder’s director nomination or proposal intended to be considered at the 2014 Annual Meeting of Stockholders must be received by our corporate secretary no earlier than December 8, 2014, and not later than January 7, 2015. Our corporate secretary will provide a copy of our bylaws upon written request and without charge.
Stockholder proposals should be submitted in writing and addressed to: Corporate Secretary, TIER REIT, Inc., 17300 Dallas Parkway, Suite 1010, Dallas, Texas.

00105795

TIER REIT P.O. BOX 55046
BOSTON, MA 02205-5046

Your Proxy Vote is Important!

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week, through 11:59 p.m. (Eastern time) the day prior to the Annual Meeting.

Vote by Internet

Please go to the electronic voting site at **www.eproxyvote.com/tier** and follow the on-line instructions.

Vote by Phone

Please call us toll free at **1-866-977-7699**, and follow the recorded instructions.

Vote by Mail

Please complete, sign and date this form. Fold and return your entire ballot in the enclosed postage paid return envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you authorize your proxy by Internet or telephone, you do not need to mail back your proxy card.

Please ensure the address to the right shows through the window of the enclosed postage-paid return envelope.

PROXY TABULATOR
P.O. BOX 55046
BOSTON, MA 02205-9836

TIER REIT, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 18, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned stockholder hereby appoints Scott W. Fordham and Telisa Webb Schelin, or either of them individually, and each of them, with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all shares of the Company's common and preferred stock that the undersigned is entitled to vote as of the record date and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at the Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas 75240, on June 18, 2014 at 10:00 A.M. local time, or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the meeting.

The undersigned hereby acknowledges receipt of their Notice of Annual Meeting of Stockholders and the accompanying proxy statement, and revokes any proxy heretofore given with respect to such meeting. When shares are held by joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the Company is given written notice to the contrary and furnished with a copy of the instrument of order that so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS:

The Proxy Statement and 2013 Annual Report to Stockholders are available at www.tierreit.com/proxy.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive the 2014 Annual Report to Stockholders and proxy material electronically rather than by mail. To sign up for this optional service, visit **www.eproxyvote.com/tier**. When the materials are available, we will send you an e-mail with instructions that will enable you to receive these materials electronically.

The votes entitled to be cast by the stockholder will be cast as directed by the stockholder. **If this proxy is executed but no direction is given, the votes entitled to be cast by the stockholder will be cast "FOR ALL" nominees in Proposal 1 and "FOR" the approval of the compensation of the Company's named executive officers.** The votes entitled to be cast by the stockholder will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Please mark box(es) as shown in this example. [X]

The Board of Directors recommends that you vote FOR ALL nominees listed.

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT*
1. The election of the following nominees as directors:	☐	☐	☐

(1) Charles G. Dannis (2) Robert S. Aisner (3) M. Jason Mattox

(4) Steven W. Partridge (5) G. Ronald Witten

*** To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) in the box below:**

[ ]

The Board of Directors recommends you vote FOR the following proposal.

	FOR	AGAINST	ABSTAIN
2. To approve by non-binding vote the compensation of the Company's named executive officers.	☐	☐	☐

3. To vote and otherwise represent the undersigned on any matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

Signature____________________________ Signature____________________________ Date__________________

NOTE: Please sign as name appears hereon. Joint owner signature required only if notice has been given to the Secretary of the Company that the signature of a single joint tenant or tenant in common owner is not sufficient to bind all owners. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Check here if you plan to attend the annual meeting. ☐